Exhibit 10.24

November 5, 2004

CLAN RESOURCES LTD.
Suite 1500 -- 885 W. Georgia Street
Vancouver, British Columbia
Canada V6C 3E8

Attention: Jim Watt, President and Chief Executive Officer

Dear Sirs,

Re: Option Agreement - Arizona Strip Breccia Pipes

This letter agreement (the “Agreement”) sets forth the terms and conditions under which Quincy Gold Corp. (“Quincy”, “we” or “us”) has been granted an option (the “Option”) by Clan Resources Ltd. (“Clan” or “you”) to acquire a 50% interest in each of the eight natural resource properties located in Arizona as more particularly described in Schedule “A” attached hereto (collectively the “Properties”).

Binding Agreement

1.
While this Agreement is binding, both of us agree to formalize the terms hereof into a formal option agreement (the “Option Agreement”) containing industry standard representations, warranties and covenants as are customary in Canada.

Option Consideration

2.
In consideration for the grant of the Option, we agree to issue to you 125,000 fully paid and non-assessable shares of our common stock. We also agree to reimburse you for your out-of-pocket costs incurred in acquiring the Properties, estimated to be US$10,000.

Exercise of Option

3.	In order to exercise the Option, we will be required to incur exploration and development expenditures and issue to you additional shares of our common stock as follows:

Date	Exploration and Development Expenditures (US$)	Shares
December 31, 2005 December 31, 2006 December 31, 2007 December 31, 2008 December 31, 2009	$ 150,000 $ 150,000 $ 300,000 $ 400,000 $ 500,000	40,000 85,000 100,000 125,000 175,000

This is Schedule “A” to the Letter Agreement between Quincy Gold Corp. and Clan Resources Ltd. dated November 8, 2004.

4.
The initial exploration and development expenditure and share commitment of US$150,000 and 40,000 shares is a firm commitment by us. All other exploration expenditure and share commitments are optional and the failure by us to make same in the required time period will result in termination of the Option.

Joint Venture

5.	Upon exercise of the Option in respect of some or all of the Properties we will be deemed to have entered into a joint venture in respect of such Properties. We shall be the initial operator of the joint venture. The terms of the joint venture will be set forth in a formal joint venture agreement to be attached as a schedule to the Option Agreement.

6.	Notwithstanding the preceding, we will have the right to earn an additional 20% interest in any or all of the Properties in respect of which we have exercised our Option by funding the development of such Property through feasibility, provided that the required funding is completed within 24 months of the exercise of the Option.

Exploration and Development Expenditures

7.
Exploration and development expenditures will include all expenses, obligations and liabilities spent or incurred directly or indirectly in connection with the exploration and development of the Properties, and will include costs incurred in maintaining the Properties in good standing, in acquiring facilities, in paying the wages and expenses of all persons engaged in work with respect to and for the benefit of the Properties, and a credit towards exploration and development expenditures on account of administrative or overhead expenses of 10% of the exploration and development expenses incurred directly on the Properties.

Applicable Law; TSX Approval

8.	This Agreement is and the Option Agreement will be subject to the laws of the Province of Ontario. This Agreement is subject to the approval of the TSX Venture Exchange.

Miscellaneous

9.
This Agreement constitutes the entire agreement between us with respect to the subject matter hereof. Is shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by both parties. The parties agree to do such further acts and things as may be necessary to give effect to the foregoing. This Agreement may be signed in one or more counterparts which shall together comprise one and the same document. This Agreement may also be delivered by facsimile which delivery shall be deemed to be valid and sufficient.

Legal Advice

10.
We have obtained legal advice concerning this Agreement and request that you obtain independent legal advice with respect to this Agreement before executing same. You hereby represent and warrant to us that you have been advised to obtain independent legal advice, and that prior to the execution of this Agreement you have obtained independent legal advice or have, in your discretion, knowingly and willingly elected not to do so.

News Releases

11.
As we are both reporting companies, we acknowledge that we may be required to issue a news release or releases disclosing the foregoing. We agree that any such news release or releases, prior to dissemination, will be subject to our joint approval, which approval shall not be unreasonably withheld. Failure to provide comments on a proposed news release in a timely manner will be deemed approval. The application of this paragraph is subject to the requirements of all applicable securities laws.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to us the enclosed duplicate copy of this Agreement.

Yours very truly, QUINCY GOLD CORP. /s/ James N. Fairbairn James N. Fairbairn Chief Financial Officer

Accepted and Agreed to as of
the 9th day of November, 2004 by:

CLAN RESOURCES LTD.

/s/ Jim Watt
Jim Watt
President and Chief Executive Officer